EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


             Parent Company                       Subsidiary Company                  State of Incorporation
 --------------------------------------- ------------------------------------- -------------------------------------


      Webster City Federal Bancorp        Webster City Federal Savings Bank                    Iowa


   Webster City Federal Savings Bank           WCF Service Corporation                         Iowa